UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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DOMTAR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MESSAGE

TO SHAREHOLDERS

 Partners

 every day

At Domtar, we are taking action every day to shape our future and deliver meaningful value for our shareholders. Guided by clear strategic priorities and a well-defined plan that positions Domtar for sustainable growth, our business transformation is well underway, and our results demonstrate the progress we are making. Our goal over the longer term is to generate annual EBITDA of $300 million to $500 million from growing fiber-based businesses, while delivering solid value for shareholders along the way.

Our Personal Care division is gaining traction in North America and Europe, both in the adult incontinence and infant care categories, and growth is accelerating. Our Pulp and Paper division is proving resilient year after year. We remain the North American leader in uncoated freesheet, with industry-leading margins over the past several years. We are repurposing assets and leveraging the flexibility of this division’s integrated value chain to capture opportunities that deliver higher value, more sustainably.

Thanks to our strong and steady performance in our Pulp and Paper division, which generated approximately $4.5 billion in sales in 2015, we have been able to invest in growth markets and reward our shareholders. From January 2011 to December 2015, we returned approximately $1.3 billion to shareholders—fully 72% of our free cash flow, through share buybacks and dividends—while maintaining a strong financial position.

DRIVING VALUE IN OUR CORE BUSINESS

Our 2015 shipments of communication papers—which account for about 80% of Domtar’s total paper mix—benefited from higher white-collar employment and an increase in direct mail marketing. Shipments were also up for specialty and packaging grades, a category that represents 16% of our mix and tracks GDP growth.

DOMTAR 2015 ANNUAL REPORT 1

FROM JANUARY 2011 TO DECEMBER 2015, DOMTAR RETURNED APPROXIMATELY $1.3 BILLION TO SHAREHOLDERS THROUGH SHARE BUYBACKS AND DIVIDENDS.

OVER $900 MILLION IN CUMULATIVE BUYBACKS

In 2016, Domtar will remain a supplier of choice for a broad range of paper customers and channel partners by staying focused on innovation, product quality, technical support and excellent service. The recent favorable decisions by the U.S. International Trade Commission and the U.S. Department of Commerce to address unfairly-priced imports of certain uncoated paper into the United States will support higher shipments from U.S. manufacturers in 2016.

Our customers and partners continue to appreciate our initiatives to reinforce the practical and enduring qualities of paper and encourage its responsible use. This includes our Print Works! publications and our edgy, award-winning PAPERbecause campaign, which advocates for paper through innovative promotions.

Market pulp represents 19% of our consolidated sales, and we continue to diversify and expand in growth markets. Pulp volumes remained strong in 2015, and we expect higher sales following the completion of our paper machine conversion into a fluff pulp line in Ashdown, Arkansas, in the second half of 2016. We are adding over 500,000 air dry metric tons (ADMT) in annual pulp capacity on a machine that will also be able to produce softwood bales. The repurposing of this asset will further shift our pulp customer base toward growth markets. Our goal is for 50% of the production capacity on this machine to be used for fluff pulp by 2017.

The Pulp and Paper division achieved solid productivity last year, driven by full capacity operation and the introduction of continuous improvement and reliability programs across our mill network that is extracting costs from the system and is reducing maintenance spending, an ongoing objective. We expect these programs to generate further productivity improvements in 2016 and beyond as we pursue our goal to be the lowest cost producer in the industry.

2 DOMTAR 2015 ANNUAL REPORT

MESSAGAE

TO SHAREHOLDERS

EXPANDING DOMTAR’S FOOTPRINT IN PERSONAL CARE

Over the past few years, we have established a meaningful position in the global personal care market through strategic acquisitions, investments in expanded and improved manufacturing, product innovation and organic growth. Today, we have a growing position in institutional channels for adult incontinence products in North America and Europe. We are one of the largest suppliers of private-label baby diapers in the North American retail channel and a leader in the branded adult incontinence segment in Spain. The personal care market has attractive fundamentals, and we are investing to build efficiency and scale, and to expand our product offering.

In 2015, we achieved cost savings from our new manufacturing platform and secured significant new business in key retail channels that will be reflected in our 2016 sales. These wins reflect the strength of our partner brand model, a unique go-to-market approach that offers close alignment with the needs of our customers. We are bringing more choice, innovation and flexibility to the private-label market, as well as technical expertise, category management and customer service.

Whether developing products with our clients or marketing our own, we are at the forefront of innovation for absorbent materials and product design. We incorporated new innovation in the re-launch of our line of branded light incontinence products in Spain, which was well received by consumers, and we conducted consumer testing for innovations that will be launched in 2016 within our infant line and adult incontinence brief design. This is the R&D engine of our personal care business.

Overall, our broadening product assortment across the absorbent hygiene spectrum will further position us as a partner of choice, with the offering, insight and scale to provide required service levels in both products and distribution capabilities. As we continue to win new business and strengthen customer relationships, we are confident that this growth segment will contribute significantly to achieving Domtar’s long-term objectives.

CREATING VALUE FOR SHAREHOLDERS

We increased our quarterly dividend by 7% to $0.40 per share and our stock buyback program from $1 billion to $1.3 billion in 2015. For the year, we returned over 90% of our free cash flow directly to shareholders. We will continue to pursue a balanced approach to the deployment of our capital, while maintaining the flexibility to execute our growth strategy.

Maximizing value in our pulp and paper business and positioning Domtar in growth markets remain our strategic priorities. We are also committed to operating responsibly, an ethic that is engrained in our culture and drives everything we do. From the environmental compliance of our operations and making responsibly-sourced and manufactured products, to giving back to our communities, we are committed to setting an example of sustainable business.

We are pleased with our progress in 2015 and look forward to achieving new milestones in the years ahead as our investments and our efforts bear fruit. We are confident in our strategy. In 2016, a significant portion of our capital expenditures will be allocated to investments in pulp and personal care, further advancing our long-term financial objectives. We will remain squarely focused on execution and on ensuring that we deliver value for our shareholders, employees, customers and communities by shaping our future, every day.

John D. Williams

President and Chief Executive Officer

The terms “EBITDA” and “free cash flow” referred to in this message are non-GAAP financial measures. Please see “Reconciliation of non-GAAP financial measures” at domtar.com.

DOMTAR 2015 ANNUAL REPORT 3

4 DOMTAR 2015 ANNUAL REPORT

DOMTAR 2015 ANNUAL REPORT 5

Pulp and Paper

PAPER

Domtar paper products are a part of millions of lives every day. We are a leading North American manufacturer of communication papers—from everyday copy paper to paper used for reports like this one, or for your favorite book. We have a paper option for just about any application.

We market recognized brands such as Xerox® Paper and Specialty Media, Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and EarthChoice®.

Some of our customers choose to work with us to develop their own house brands—and they value our innovative ideas.

Domtar is also an important North American manufacturer of specialty and packaging papers used every day for many food, medical and industrial applications. Think baking cups, pharmacy prescription bags, sand paper backing, check books, medical gowns and the table cover at the doctor's office.

6 DOMTAR 2015 ANNUAL REPORT

BUSINESS SEGMENTS

All of our products are made in the U.S. and Canada. Our customers and partners include paper merchants, major retailers, stationers, publishers, printers and converters.

Global demand for uncoated freesheet has been flat or growing at modest rates, with North American demand continuing to see secular decline. While paper consumption habits have changed, our products continue to meet the evolving needs of our customers as we adapt and innovate to meet the needs of the day.

3.4 MILLION TONS OF PAPER MANUFACTURING CAPACITY

DOMTAR 2015 ANNUAL REPORT 7

PULP

In addition to paper products, we also sell papergrade, fluff and specialty pulp that we manufacture in excess of our internal needs. Our papergrade softwood and hardwood pulp is mainly used to make tissue, towel, packaging and specialty products. Fluff pulp, derived from softwood fibers, is used in a broad range of absorbent products—baby diapers, feminine hygiene and adult incontinence products.

1.7 MILLION

AIR DRY

METRIC TONS

OF MARKET PULP

The location of our mills positions us well for serving the growing export markets, where over half our market pulp is sold, and for the North American tissue, hygiene and specialty customers we currently serve. The global pulp market is experiencing modest growth, and we plan on growing our position in the softwood and fluff pulp market by the end of 2016 with the announced capacity conversion at Ashdown, Arkansas.

Together, our pulp and paper products are sold in over 40 countries around the world.

Recyclable, re-usable and sourced from renewable forests, Domtar pulp and paper products bring value to the businesses and consumers who use them every day.

8 DOMTAR 2015 ANNUAL REPORT

PULP AND PAPER KEY FIGURES
Years ended December 31	2013	2014	2015
(In millions of dollars unless otherwise noted)
Sales (including sales to Personal Care)	4,843	4,674	4,458
Operating income	244	352	270
Depreciation and amortization	345	319	297
EBITDA before items[1]	629	702	633
Capital expenditures	147	161	221
Total assets	4,180	3,915	3,667
Paper shipments–manufactured (‘000 ST)	3,260	3,148	3,163
Pulp shipments (‘000 ADMT)	1,445	1,391	1,414

1	Non-GAAP financial measure. Please see “Reconciliation of non-GAAP Financial Measures” at domtar.com.

BUSINESS SEGMENTS

HEALTH AND SAFETY

Beginning in 2014 and reaching full implementation in 2015, Domtar embarked on a Life-altering Injury, Fatality Elimination (LIFE) journey to provide additional focus on the elimination of serious injury. The importance of this program was heightened by an employee fatality in late 2015. For the year, nine pulp and paper sites were free of recordable incidents.

DOMTAR 2015 ANNUAL REPORT 9

Personal Care

From the research laboratory to the retail shelf, Domtar continues to innovate and advance its capabilities in the manufacturing and marketing of quality absorbent hygiene products.

A significant portion of our personal care offering is for adult incontinence care and management. Our own recognized brands in this segment include Attends®, IncoPack® and Indasec®. We make briefs, pads, protective underwear, underpads and professional care products that provide individuals affected by incontinence with the freedom and comfort to live their lives with confidence and dignity. Serving both institutional and retail channels, we are a growing supplier in North America and Europe.

An aging population suggests that the need for adult incontinence solutions will increase over the next several decades. Domtar is committed to staying at the forefront of product innovation and customer service to grow our market share in this space, developing solutions in tune with the needs of individuals and healthcare providers.

Absorbent hygiene products for infants are the second largest product category for Domtar in the personal care market, and we are one of the leading North American producers of private-label baby diapers. We work closely with our customers, often major retailers, to develop, manufacture and distribute their own infant care products both in North America and in Europe.

10 DOMTAR 2015 ANNUAL REPORT

BUSINESS SEGMENTS

The infant diaper and training pant space is experiencing modest growth. Offering this product assortment in addition to our extensive adult incontinence portfolio provides our customers with a more complete offering and at a scale needed to meet distribution requirements.

Our personal care platform drives innovation through R&D, engineering and product development, with local product development and engineering teams in Europe and North America. In addition, our materials R&D group ensures we maintain cutting-edge absorption technologies for our customers and consumers. Ultimately, our goal is to deliver better health outcomes and superior customer value.

DOMTAR 2015 ANNUAL REPORT 11

BUSINESS SEGMENTS

HEALTH AND SAFETY

In 2015, the Personal Care division reduced incident frequency by 29%, with two sites remaining injury-free for the year. To further improve its safety performance, the recently implemented, division-wide Environmental Health and Safety Steering Council developed comprehensive safety plans for each facility.

PERSONAL CARE KEY FIGURES
Years ended December 31	2013	2014	2015
(In millions of dollars unless otherwise noted)
Sales	566	928	869
Operating income	40	49	61
Depreciation and amortization	31	65	62
EBITDA before items[1]	77	118	124
Capital expenditures	91	86	57
Total assets	1,272	1,963	1,822

1	Non-GAAP financial measure. Please see “Reconciliation of non-GAAP Financial at domtar.com.

12 DOMTAR 2015 ANNUAL REPORT

MANAGEMENT COMMITTEE AND

BOARD OF DIRECTORS

Responsible

every day

Domtar upholds the highest standards of ethical and socially responsible behavior. Our commitment is supported and enforced by Domtar’s Code of Business Conduct and Ethics—which is applicable to all our directors and employees—strict Corporate Governance Guidelines and a robust compliance program. As a responsible corporate citizen, Domtar has adopted policies and best practices that often go beyond what the law requires. Promoting strong governance and diversity, as well as ensuring the compliance with policies and procedures, is a responsibility we take seriously every day.

For more information on our governance practices, or to consult our proxy statement, please visit domtar.com.

MANAGEMENT COMMITTEE

John D. Williams President and Chief Executive Officer	Daniel Buron Senior Vice President and Chief Financial Officer

Michael D. Garcia President Pulp and Paper Division	Michael Fagan President Personal Care Division

Zygmunt Jablonski Senior Vice President and Chief Legal and Administrative Officer	Patrick Loulou Senior Vice President Corporate Development

BOARD OF DIRECTORS

Robert J. Steacy Chairman of the Board Domtar Corporation Toronto, Ontario	Louis P. Gignac Chairman G Mining Services Inc. Montreal, Quebec	David G. Maffucci Corporate Director Isle of Palms, South Carolina	Denis Turcotte President and CEO North Channel Management and North Channel Capital Partners Sault Ste. Marie, Ontario

Giannella Alvarez Chief Executive Officer Harmless Harvest, Inc. San Francisco, California	David J. Illingworth Corporate Director Orchid, Florida	Domenic Pilla Corporate Director Toronto, Ontario	John D. Williams President and Chief Executive Officer Domtar Corporation Charlotte, North Carolina

Robert E. Apple Chief Operating Officer MasTec, Inc. Miami, Florida	Brian M. Levitt Chairman of the Board The Toronto-Dominion Bank Vice-Chair, Osler Hoskin & Harcourt LLP Montreal, Quebec	Pamela B. Strobel Corporate Director Chicago, Illinois	Mary A. Winston Corporate Director Charlotte, North Carolina

DOMTAR 2015 ANNUAL REPORT 13

Making fiber-based produ for customers around the with a focus on safety, quality and sustainability every day

CORPORATE OFFICES

Fort Mill, South Carolina
Montreal, Quebec

PULP AND PAPER

DIVISION HEADQUARTERS

Fort Mill, South Carolina

PULP AND PAPER MILLS

(Annual paper manufacturing capacity in short tons)

Ashdown, Arkansas
(629,000 tons)

Espanola, Ontario
(69,000 tons)

Hawesville, Kentucky
(596,000 tons)

Johnsonburg, Pennsylvania
(344,000 tons)

Kingsport, Tennessee
(426,000 tons)

Marlboro (Bennettsville), South Carolina
(274,000 tons)

Nekoosa, Wisconsin
(168,000 tons)

Port Huron, Michigan
(113,000 tons)

Rothschild, Wisconsin
(131,000 tons)

Windsor, Quebec
(642,000 tons)

MARKET PULP MILLS

(Annual market pulp manufacturing capacity in air dry metric tons)

Dryden, Ontario
(327,000 tons)

Kamloops, British Columbia
(354,000 tons)

Plymouth, North Carolina
(470,000 tons)

CHIP MILLS

Hawesville, Kentucky
Johnsonburg, Pennsylvania
Kingsport, Tennessee
Marlboro (Bennettsville), South Carolina

14 DOMTAR 2015 ANNUAL REPORT

FOOTPRINT

cts world,

INTEGRATED CONVERTING AND DISTRIBUTION SITES

Ashdown, Arkansas
Rothschild, Wisconsin
Windsor, Quebec

OFFSITE CONVERTING AND FORMS MANUFACTURING SITES

Addison, Illinois
Brownsville, Tennessee
Dallas, Texas
DuBois, Pennsylvania
Griffin, Georgia
Owensboro, Kentucky
Ridgefields, Tennessee
Rock Hill, South Carolina
Tatum, South Carolina
Washington Court House, Ohio

PAPER SALES OFFICES

Enterprise Group—U.S.

Addison, Illinois
Albuquerque, New Mexico
Altoona, Iowa
Antioch, Tennessee
Birmingham, Alabama
Brookpark, Ohio
Buffalo, New York
Charlotte, North Carolina
Delran, New Jersey
Denver, Colorado
Earth City, Missouri
Garland, Texas
Houston, Texas
Indianapolis, Indiana
Jackson, Mississippi
Jacksonville, Florida
Kansas City, Kansas
Kent, Washington
London, Ohio
Louisville, Kentucky
Mansfield, Massachusetts
Memphis, Tennessee
Minneapolis, Minnesota
Mira Loma, California
Omaha, Nebraska
Phoenix, Arizona
Pittsburgh, Pennsylvania
Plain City, Ohio
Richmond, Virginia
Salt Lake City, Utah
San Antonio, Texas
San Lorenzo, California
Wayland, Michigan
Wayne, Michigan

Enterprise Group—Canada

Calgary, Alberta
Mississauga, Ontario
Richmond, Quebec

Ariva—Canada

Halifax, Nova Scotia
Montreal, Quebec
Mount Pearl, Newfoundland and Labrador
Ottawa, Ontario
Quebec City, Quebec
Toronto, Ontario

Replenishment Centers—U.S.

Addison, Illinois
Charlotte, North Carolina
Delran, New Jersey
Garland, Texas
Indianapolis, Indiana
Jacksonville, Florida
Kent, Washington
Mira Loma, California
San Antonio, Texas
Walton, Kentucky

Replenishment Centers—Canada

Mississauga, Ontario
Richmond, Quebec
Winnipeg, Manitoba

Representative Office—International

Hong Kong, China

PERSONAL CARE

DIVISION HEADQUARTERS

Raleigh, North Carolina

MANUFACTURING AND DISTRIBUTION FACILITIES

Aneby, Sweden
Delaware, Ohio
Greenville, North Carolina
Jesup, Georgia
Pozuelo de Alarcon, Spain
Sant Vicenç de Castellet, Spain
Toledo, Spain
Waco, Texas

PERSONAL CARE DIRECT SALES

Casablanca, Morocco
Emmeloord, The Netherlands
Keerbergen, Belgium
Oslo, Norway
Lisbon, Portugal
Madrid, Spain
Pasching, Austria
Pusignan, France
Rheinfelden, Switzerland
Schwalbach am Taunus, Germany
Stockolm, Sweden
Wakefield, United Kingdom

DOMTAR 2015 ANNUAL REPORT 15

Selected financial

figures

Years ended December 31	2013	2014	2015

(In millions of dollars unless otherwise noted)

Consolidated sales per segment
Pulp and Paper	4,843	4,674	4,458
Intersegment sales—Pulp and Paper	(18)	(39)	(63)
Personal Care	566	928	869

Consolidated sales	5,391	5,563	5,264
Operating income (loss) per segment
Pulp and Paper	244	352	270
Personal Care	40	49	61
Corporate	(123)	(37)	(43)

Operating income	161	364	288
Net earnings	91	431	142
Cash flow provided from operating activities	411	634	453
Capital expenditures	242	236	289
Free cash flow[1]	169	398	164
Total assets	6,278	6,185	5,663
Long-term debt, including current portion	1,514	1,350	1,260
Net debt-to-total capitalization ratio[1]	24%	29%	30%
Total shareholders’ equity	2,782	2,890	2,652
Weighted averge number of common and exchangeable shares outstanding in millions (diluted)	66.7	64.9	63.4

1	Non-GAAP financial measure. Please see “Reconciliation of non-GAAP Financial Measures” at domtar.com.

16 DOMTAR 2015 ANNUAL REPORT

Shareholder information				Production notes

DIVIDENDS DECLARED IN 2015				PAPER

Declared	Record Date	Payable Date	Amount	Cover printed on 80 lb. Cougar® Cover, Smooth Finish. Insert printed on 60 lb. Cougar® Text, Smooth Finish. Form 10-K printed on 40 lb. Lynx® Opaque Ultra Text, Smooth Finish

November 4, 2015	January 4, 2016	January 15, 2016	$0.40
August 5, 2015	October 2, 2015	October 15, 2015	$0.40
May 5, 2015	July 2, 2015	July 15, 2015	$0.40
February 23, 2015	April 2, 2015	April 15, 2015	$0.40

EXCHANGE LISTINGS

NYSE: UFS

TSX: UFS

DIVIDEND POLICY

Subject to approval by our Board of

Directors, Domtar pays a quarterly

dividend on its common stock.

TRANSFER AGENT

AND REGISTRAR

Computershare

P.O. BOX 30170

College Station, TX 77845-3170

North American Toll Free Number:

1-877-282-1168

Tel.: 1-781-575-2879

computershare.com/investor

INVESTOR RELATIONS

Investor Relations Department

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC Canada H3A 1L6

Tel.: 514-848-5555

Voice Recognition: “Investor Relations”

Email: ir@domtar.com

Electronic versions of this report, SEC

filings and other publications are

available at domtar.com

ANNUAL MEETING

Tuesday, May 3, 2016, 5 p.m. ET

Domtar Corporate Office

234 Kingsley Park Drive

Fort Mill, SC 29715

				PRINTING Cover and insert printed with UV inks on a Heidelberg Speedmaster CD 102 press 6-color units with in-line coater and full

				inter-deck and end-of- press extended delivery UV drying systems.

				WE THANK THE DOMTAR EMPLOYEES
				WHO PARTICIPATED IN THE COVER
				PHOTO
				Cindy Chee, Internal Auditor
				Vincent Déry, Advisor
				Pension Plans
				Dominique Buslot, Manager
				IT Service Providers

TENTATIVE EARNINGS SCHEDULE

First Quarter 2016: Thursday, April 28, 2016

Second Quarter 2016: Thursday, July 28, 2016

Third Quarter 2016: Thursday, October 27, 2016

Fourth Quarter 2016: Thursday, February 9, 2017

Domtar is pleased to make an annual contribution of $425,000 to WWF from the sale of FSC® Certified EarthChoice®

® WWF Registered Trademark. Panda Symbol © 1986 WWF. © 1986 Panda symbol WWF-World Wide Fund for Nature (also known as World Wildlife Fund). ® “WWF” is a WWF Registered Trademark

Learn the environmental, social and economic impacts of Domtar products at domtarpapertrail.com.